UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 5, 2006

Diversified Financial Resources Corp.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-22373
(Commission File Number)

58-2027283
(I.R.S. Employer Identification No.)

8765 Aero Drive, San Diego, CA 92154
(Address of Principal Executive Offices) (Zip Code)

(858) 560-8321
(Registrant's Telephone Number, Including Area Code)

Copies to:
Greentree Financial Group, Inc.
2610 N. Palm Aire Drive
Pompano Beach, FL 33069
(954) 975-9601 Tel
(954) 979-6695 Fax

    This Current Report on Form 8-K is filed by Diversified Financial Resources Corp., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 2.01 Completion of Acquisition or Disposition of Assets

    On June 2, 2006, the Registrant executed an Agreement (the “Agreement”) between the Registrant and Dennis Thompson, an individual resident of the State of California ("Mr. Thompson"), pursuant to which the Registrant agreed to sell its ownership of Diversified Holdings XIX, Inc., a Nevada corporation ("DH XIX"), to Mr. Thompson. A copy of the Agreement is attached as Exhibit 10 to this Current Report of the Registrant filed herewith.

Closing of the Agreement

    Pursuant to and at the closing of the Agreement, which occurred as of June 2, 2006, Mr. Thompson tendered a cash purchase price of $10 as well as assumption of certain liabilities in exchange for all outstanding shares of DH XIX. held by the Registrant. As a result of the transactions consummated at the closing, the purchase and issuance will give Mr. Thompson a 'controlling interest' in DH XIX, and DH XIX will be no longer a wholly-owned subsidiary of the Registrant.

    Mr. Thompson is former officers and director of the Registrant and is fully informed of and aware of the structure and status of the corporation in which he is acquiring an interest as represented by DH XIX. Mr. Thompson is fully informed and aware of the status of the assets, debts and condition of the DH XIX and acknowledges that he is purchasing it in its current condition and without further warranties from the Registrant.

    DH XIX will retain the obligation for all liabilities to third parties and will hold all rights to receivables as of the date hereof, the parties expressly agree that all liabilities and receivables between the Registrant and DH XIX are extinguished by the parties through this agreement and DH XIX hereby releases the Registrant from any third party liabilities arising out of DH XIX’s operations. DH XIX will also assume any liabilities that may arise after closing.

    The Registrant currently has 377,866,323 issued and outstanding shares of common stock that trade on the Over-The-Counter Bulletin Board under the symbol "DVFN".

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSIFIED FINANCIAL RESOURCES CORP.

Date: June 5, 2006	By:	/s/ Chen, Quan Long
Chen, Quan Long President and Director

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase Agreement, dated June 2, 2006

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